UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  April 17, 2013

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2013, Supreme Industries, Inc. (“Supreme”) and its wholly-owned subsidiary, Supreme Corporation (collectively, with Supreme, the “Companies”), appointed Mark D. Weber as their President and Chief Executive Officer effective on May 6, 2013.  Mr. Weber, 55, has served since 2003 as the Group President for five (5) divisions of Federal Signal Corporation, a global manufacturer of environmental and safety solutions for municipal, governmental, and industrial clients.  Mr. Weber’s divisions focused on the firefighting, municipal cleaning, industrial access and industrial cleaning market segments.  He joined Federal Signal Corporation in 1996.  He holds a Bachelor of Science degree in Mechanical Engineering from Rose Hulman Institute of Technology and a Masters of Business Administration degree from Indiana University.  It is expected that Mr. Weber will be appointed as a member of the Board of Directors of both Companies and also as a member of the Executive Committee of Supreme Industries, Inc.

Employment Agreement

In connection with naming Mr. Weber as their President and Chief Executive Officer, on April 17, 2013, the Companies entered into an employment agreement (the “Employment Agreement”) with him.  The term of the Employment Agreement is from May 6, 2013, to May 5, 2016, with there to be an automatic renewal for successive one (1) year periods unless either party provides notice of non-renewal at least 90 days prior to the end of the term then in effect.  Mr. Weber will receive a monthly base salary $32,916.67 and a car allowance of $1,000 per month.  Mr. Weber will receive an initial grant of Supreme restricted stock having an aggregate fair market value on the date of grant of $395,000 with the restricted stock vesting equally over three (3) years.  Mr. Weber, who currently resides in Illinois, will receive a relocation bonus of $60,000 if he executes a binding agreement for the purchase or construction of a primary residence in the Goshen, Indiana area (Supreme’s headquarters) on or before October 1, 2013, and closes on such purchase or construction on or before December 31, 2013. If such agreement execution and\or closing take place at later dates, the relocation bonus will be reduced to either $30,000 or eliminated.  For each post-2013 year during his term of employment, based on achieving performance goals to be set in the future, Mr. Weber will receive a grant of equity having an aggregate fair market value on the date of the grant up to 55% of his annual base salary with such grant vesting equally over three (3) years. For 2013, Mr. Weber will be entitled to receive an annual bonus opportunity of up to a prorated portion of 55% of his base salary payable if certain performance standards are met under the 2013 Supreme Cash and Equity Bonus Plan.  For future years, he will be entitled to receive an annual bonus opportunity of up to 55% of his base salary based on achieving performance goals to be set in the future.  Mr. Weber will be entitled to receive additional benefits under Supreme’s Ownership Transaction Incentive Plan. If Mr. Weber is terminated by the Companies other than for “cause” as defined in the Employment Agreement or Mr. Weber terminates his employment for “good reason” as defined in the Employment Agreement, he will receive payment of twelve (12) months’ base salary for the year of termination plus a prorated bonus for the year of termination payable at the same time as bonuses would otherwise be payable under Supreme’s Annual Bonus Plan (subject to achievement of applicable performance goals).  The foregoing description is qualified in its entirety by reference to the Employment

Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indemnification Agreement

In addition, on April 17, 2013, Supreme entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Weber.  Under the Indemnification Agreement, in exchange for Mr. Weber’s service to Supreme and its affiliates, subject to certain exceptions, Supreme  has agreed to indemnify Mr. Weber if he is involved or threatened to be involved in any threatened, pending, or completed investigation, claim, action, suit, or proceeding whether civil, criminal, administrative, or investigative as a result of his service as an officer and/or director of Supreme or its affiliates against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action.  The foregoing description is qualified in its entirety by reference to the Indemnification Agreement, a copy of which is being filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                        Employment Agreement by and among Supreme Industries, Inc., Supreme Corporation, and Mark D. Weber dated April 17, 2013.

10.2.                     Indemnification Agreement by and between Supreme Industries, Inc. and Mark D. Weber dated April 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: April 19, 2013	By:	/s/ Matthew W. Long
Matthew W. Long
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1.	Employment Agreement by and among Supreme Industries, Inc., Supreme Corporation, and Mark D. Weber dated April 17, 2013.

10.2	Indemnification Agreement by and between Supreme Industries, Inc. and Mark D. Weber dated April 17, 2013.